Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.           The name of the limited liability company is Atlis Motor Vehicles LLC                     .

2.            The Registered Office of the limited liability company in the State of Delaware is located at 251 Little Falls Drive             (street), in the City of Wilmington             , Zip Code 19808              . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company             .

.

By:	/s/ Annie Pratt
Authorized Person

Name:	Annie Pratt
Print or Type